UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 1, 2008

International Gold Resources, Inc.

 (Exact Name of Registrant as Specified in Charter)

Delaware	000-50103	20-0873122
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7200 S. Alton Way, Suite B-230, Centennial, Colorado 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 936-1300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Robert L. Dumont:

On January 1, 2008, the Board of Directors (the “Board”) of International Gold Resources, Inc. (the “Company”) elected Robert L. Dumont to the Board and appointed him to serve as President and Chief Executive Officer (“CEO”) of the Company, effective as of January 1, 2008 (the “Effective Date”).  Mr. Dumont has 25 years of cumulative executive experience in strategy, financial management, and mining.

Mr. Dumont, age 51, served as President and CEO of Atlas Mining Company from July 2007 to December 2007.  Prior to assuming his role with Atlas Mining Company, Mr. Dumont was employed by Idaho General Mines, Inc. from January 2005 to July 2007 (Idaho General Mines, Inc. was subsequently acquired by General Moly, Inc. in October 2007), where he held the following positions:  Executive Vice President, Business Strategies and Development; Vice President of Business Development; and acting Chief Financial Officer.  From 1998 to 2004, Mr. Dumont was the Managing Partner of Atmos Management Group, where his function was to oversee strategic and financial management for the controlling stakeholders of select companies.  Prior to his role with Atmos Management Group, Mr. Dumont was the Managing Partner of Dumont Partners from 1996 to 1998, a private investment partnership and hedge fund.  From 1992 to 1996, Mr. Dumont was an equity portfolio manager for Morgens, Waterfall, Vintiadis & Company, Inc., a private investment partnership.  From 1988 to 1992, Mr. Dumont was head of strategic investments for Whitehead Associates, a private investment group focused on public and private investments.  Prior to Whitehead Associates, Mr. Dumont was employed as a senior equity portfolio manager for the Selzer Group, a merchant banking firm, and a minerals and economic analyst for Chase Manhattan Bank.  Mr. Dumont holds a Bachelor of Science in Mining Engineering from the University of Idaho and has completed post-graduate studies in accounting, finance, and economics.

There are no family relationships between Mr. Dumont and any other Officer or Director of the Company.  In connection with Mr. Dumont’s appointment as President and CEO, on the Effective Date, the Company entered into a three (3) year employment contract that provides Mr. Dumont with an annual salary of $250,000 and eligibility for an annual discretionary bonus (the “Dumont Employment Contract”).  Pursuant to the Dumont Employment Contract, the Company also issued Mr. Dumont five (5) year cashless stock purchase warrants to purchase five million (5,000,000) shares of the Company’s common stock, $0.00002 par value per share (the “Common Stock”), at an exercise price equal to the closing price of the stock on December 31, 2007 that shall vest as follows:  one million (1,000,000) shares shall vest on the Effective Date, one million five hundred thousand (1,500,000) shares shall vest on the first (1st) anniversary of the Effective Date, one million five hundred thousand (1,500,000) shares shall vest on the second (2nd) anniversary of the Effective Date, and one million (1,000,000) shares shall vest on the third (3rd) anniversary of  the Effective Date.  Mr. Dumont may be awarded such additional shares of Common Stock, warrants for Common Stock, or other equity or equity-linked instrument at the discretion of the Board.  A copy of the Dumont Employment Agreement is furnished as Exhibit 10.1 to this current report on Form 8-K.

Appointment of Tim B. Acton:

On the Effective Date, the Board appointed Tim B. Acton to serve as Chief Operating Officer (“COO”) of the Company.  Mr. Acton’s position as a Director on the Board remains unchanged.  Mr. Acton brings 35 years of mining experience to his new role as COO.

Mr. Acton, age 56, was elected to the Board and appointed CEO of the Company in April 2007.  He was appointed President of the Company in October 2007.  Prior to joining the Company, Mr. Acton spent ten (10) years with Newmont Mining Corporation where he held the following positions:  Operations Manager for a startup of a 40,000 tpd crushing and heap leach gold operation in Uzbekistan (1995 to 1997); Director of Operations during the engineering, construction, and operations startup of the 120,000 tpd Batu Hijau open pit mining and concentrating copper/gold project in Indonesia (1997 to  1998); Director of Business Development for Central Asia and Russia (1999 to 2001); Operations Manager of Mining in Australia (2002 to 2003); Director of Operations and Business Development for Canada and Mexico (2004 to 2005); and Senior Manager of Underground Operations in Nevada (2006).

There are no family relationships between Mr. Acton and any other Officer or Director of the Company.  In connection with Mr. Acton’s appointment as COO, on the Effective Date, the Company entered into an amended and restated employment agreement that provides Mr. Acton with a new annual salary of $200,000 (the “Acton Amended Employment Agreement”).  All other material terms of the Acton Amended Employment Agreement remain unchanged from Mr. Acton’s original employment agreement, which was effective on April 15, 2007.  A copy of the Acton Amended Employment Agreement is furnished as Exhibit 10.2 to this current report on Form 8-K.

Press Release:

On January 7, 2008, the Company issued a press release announcing the appointment of Mr. Dumont as the President and CEO of the Company and the appointment of Mr. Acton as COO of the Company.  A copy of the press release is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.

Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Description

10.1	Employment Agreement of Robert L. Dumont
10.2	Amended and Restated Employment Agreement of Tim B. Acton
99.1	Press Release, issued January 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL GOLD RESOURCES, INC.

Date:  January 7, 2008

By:  /s/ Robert L. Dumont

Name:

Robert L. Dumont

Title:

President and Chief Executive Officer